EXHIBIT 10.28

                            STOCK PURCHASE AGREEMENT



                                                              February 16, 2001


The Board of Directors
Quentra Networks, Inc.
1640 South Sepulveda Blvd.
Suite 222
Los Angeles, California 90025


Gentlemen:

         Quentra Networks, Inc., a Delaware corporation ("Quentra"), has filed for protection from its creditors under Chapter 11 of the Bankruptcy Code. Quentra's bankruptcy proceedings are, at present, pending before the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court").

         Group Long Distance, Inc., a Florida corporation ("GLDI"), shall acquire from Quentra, on the terms and subject to the conditions (including without limitation the approval of the Bankruptcy Court hereof and the transactions contemplated hereby), set forth in this Stock Purchase Agreement (the "Agreement"), all of the issued and outstanding securities of HomeAccess Microweb, Inc., a California corporation ("HomeAccess"). This Agreement is intended to be, and shall be construed, as a binding obligation of the parties hereto.


                              I. Sale and Purchase
                              --------------------

A.       Purchase of Securities of HomeAccess
         ------------------------------------

         GLDI shall purchase from Quentra all of the issued and outstanding securities of HomeAccess for a purchase price of $4,100,000. The purchase price shall be payable at closing as follows:

         1. by the delivery to Quentra of cash or other immediately available funds in the amount of $100,000; and

         2. by the delivery to Quentra of 200,000 shares of Series A Preferred Stock of GLDI (the "Series A Preferred Stock").

B.       Series A Preferred Stock
         ------------------------

         At or prior to closing, the Board of Directors of GLDI shall approve Articles of Amendment creating the Series A Preferred Stock in substantially the form attached hereto as Exhibit A and cause such Articles of Amendment to be filed with the Department of State of the State of Florida. The shares of Series A Preferred Stock to be issued to Quentra at closing shall have the characteristics set forth in Exhibit A attached hereto.

C.       Registration Rights Agreement
         -----------------------------

         At closing, a Registration Rights Agreement will be entered into between Quentra and GLDI. Pursuant to such agreement, Quentra shall be entitled to exercise demand registration rights on one occasion at any time commencing one year from and after the closing with respect to shares of common stock of GLDI acquired by Quentra upon the conversion of shares of Series A Preferred Stock. Such Registration Rights Agreement will contain customary representations, warranties, covenants and agreements.

D.       Investment Letter
         -----------------

         At closing, Quentra shall execute and deliver to GLDI an investment letter containing customary representations, warranties, covenants and agreements so as to permit the issuance and transfer of shares of Series A Preferred Stock to Quentra to qualify for an exemption from the registration provisions of the Securities Act of 1933 and any applicable state securities or blue sky laws.

E.       Purchase of Securities of HAT
         -----------------------------

         GLDI shall purchase from Barbara Conrad and/or DQE Enterprises, Inc., a Pennsylvania corporation ("DQE"), all of the issued and outstanding securities of HA Technology, Inc., a Delaware corporation ("HAT"), on terms and conditions acceptable to the parties. Such transaction shall be evidenced by a separate letter agreement to be negotiated and prepared by the appropriate parties.

         Quentra, Barbara Conrad and Jerry Conrad (collectively, the "Conrads"), and DQE have previously entered into that certain Option Agreement dated October 19, 2000 (the "Option Agreement"), pursuant to which Quentra obtained the option to purchase securities or all of the assets, as the case may be, of HAT. The Option Agreement shall be canceled upon the closing of the transactions contemplated by this Agreement.

F.       Conditions Precedent to Proposed Transactions
         ---------------------------------------------

         The closing of the transactions contemplated by this Agreement is expressly subject to the satisfaction of the following conditions precedent (any or all of which may be waived in the sole discretion of GLDI):

         1. All investigations of HomeAccess and HAT and their respective businesses, operations and affairs undertaken by or on behalf of GLDI shall have been completed to the satisfaction of GLDI, and GLDI shall have received such favorable legal, financial, business and audit reports with respect to HomeAccess and HAT and their respective businesses and affairs as GLDI may require.

         2. Written budgets and business and marketing plans with respect to the operations of HomeAccess shall have been prepared by the respective managements of HomeAccess and GLDI, and approved by the Board of Directors of GLDI.

         3. Quentra, HomeAccess, HAT, and the Conrads shall have complied fully and promptly with their respective covenants and agreements set forth in the section of this Agreement entitled "II. Certain Covenants of the Parties," below.

         4. Such agreements, documents and instruments as may be necessary, convenient or desirable in order to implement the transactions contemplated by this Agreement (including without limitation the Registration Rights Agreement and the Investment Letter referred to above), in form and in substance acceptable to the parties, shall have been executed and delivered by the respective parties (collectively, the "Implementing Documents").

         5. The transactions contemplated by this Agreement and the Implementing Documents shall have been approved by the Board of Directors of GLDI.

         6. The transactions contemplated by this Agreement and the Implementing Documents shall have been approved by all regulatory authorities required to approve such transactions, and all statutory and regulatory waiting periods shall have lapsed.

         7. No material adverse change shall have occurred in HomeAccess or HAT or their respective businesses, operations, affairs, revenues, expenses, assets, properties or liabilities.

         8. GLDI shall have received the opinion of its financial advisor, in form and in substance satisfactory to the Board of Directors of GLDI, that the transactions contemplated hereby are fair from a financial point of view to the shareholders of GLDI.

         9. No brokers', finders' or other similar commissions or payments shall have become payable in connection with the transactions contemplated by this Agreement, other than the sole commission agreed to by Quentra and GLDI prior to the date of this Agreement.

         10. GLDI shall have acquired or entered into a binding agreement to acquire all of the issued and outstanding securities of HAT on terms and conditions acceptable to GLDI.

         11. The Option Agreement shall have been canceled.

         12. This Agreement and all of the transactions contemplated hereby shall have been approved by the Bankruptcy Court.

G.       Closing
         -------

         The closing of the transactions contemplated by this Agreement (the "closing") shall occur at the offices of McDermott, Will & Emery, 2049 Century Park East, Los Angeles, California 90067-3208, on such date and at such time as the parties shall mutually agree; provided, however, that the closing shall not occur later than April 16, 2001 or such other date as the parties may agree in writing.

         At closing, Quentra shall deliver to GLDI one or more certificates representing all of the issued and outstanding securities of HomeAccess, together with appropriate forms of assignment, separate from certificates, endorsed in blank, with medallion signature guaranties. At closing, GLDI shall deliver to Quentra cash or other immediately available funds in the amount of $100,000 and one or more certificates issued in the name of Quentra representing 200,000 shares of Series A Preferred Stock.

         At closing, Quentra and GLDI shall execute and deliver all required Implementing Documents.


                      II. Certain Covenants of the Parties
                          --------------------------------

A.       Investigation
         -------------

         GLDI and Quentra shall have a period of time, commencing on the date of this Agreement and terminating at the close of business on April 16, 2001 in which to make such investigations of HomeAccess and HAT or GLDI, as the case may be, and their respective assets, liabilities, revenues, expenses, businesses, operations and affairs, as GLDI or Quentra, as the case may be, may determine, at each party's sole expense (except as otherwise provided in this Agreement). Each of Quentra, HomeAccess, HAT, the Conrads and GLDI understands and acknowledges that, in connection with such investigation, GLDI and Quentra will expend significant sums of money and management time and energy.

         Quentra, HomeAccess, HAT and the Conrads and GLDI, as applicable, shall:

         1. provide to the other party and its representatives, during normal business hours or otherwise if so requested, full access to all of the properties, assets, personnel, agreements, commitments, projections, budgets, plans, reports, files, books and records of Quentra, HomeAccess and HAT or GLDI, as the case may be, in whatever form;

         2. furnish to GLDI or Quentra, as the case may be, and its representatives all data and information concerning the business, operations, assets, properties, liabilities, revenues, expenses and affairs of Quentra, HomeAccess and HAT or GLDI, as the case may be, as GLDI or Quentra, as the case may be, and its representatives may reasonably request;

         3. use their best efforts to cause the past and present auditors and accounting personnel of Quentra, HomeAccess and HAT or GLDI, as the case may be, to make available to GLDI or Quentra, as the case may be, and its representatives all financial information relating to Quentra, HomeAccess and HAT or GLDI, as the case may be, as is reasonably requested, including the right to examine all working papers pertaining to audits and reviews previously or hereafter made by such auditors;

         4. use their best efforts to cause the various attorneys for Quentra, HomeAccess and HAT or GLDI, as the case may be, to make available to GLDI or Quentra, as the case may be, and its representatives all information relating to Quentra, HomeAccess and HAT or GLDI, as the case may be, the litigation to which any of them may be a party and any contingent liabilities to which any of them may be subject; and

         5. provide such cooperation as GLDI or Quentra, as the case may be, and its representatives may reasonably request in connection with any audit, review or investigation of Quentra, HomeAccess and HAT or GLDI, as the case may be, which GLDI or Quentra, as the case may be, may direct its representatives to make.

C.       Termination of Agreement
         ------------------------

         This Agreement, except for subsections F, G, H, I and J of the section entitled "II. Certain Covenants of the Parties" and except for subsections A, B, C, D, E, F and G of the section entitled "III. Miscellaneous Provisions," shall terminate upon the earliest to occur of (i) the closing of the transactions contemplated by this Agreement, (ii) the failure of the parties to close the transactions contemplated by this Agreement on or before April 16, 2001 or such other date as the parties may agree in writing (the "Termination Date"), or
(iii) the written agreement of the parties to terminate this Agreement.

D.       Preservation of Business Organization
         -------------------------------------

         From and after the date of this Agreement and through the Termination Date, Quentra, HomeAccess, HAT and the Conrads and GLDI, as applicable, shall use their best efforts to: (a) preserve and keep intact the business organization of HomeAccess, HAT and GLDI, as applicable, (b) keep available to HomeAccess, HAT and GLDI, as applicable, the services of its present officers and employees, and (c) preserve the good will of the customers, suppliers, creditors and others having business relations with HomeAccess, HAT and GLDI, as applicable.

E.       Exclusivity
         -----------

         In consideration of the significant sums of money and management time and energy to be expended by Quentra and GLDI in connection with the investigation of the other party or parties and their respective businesses, operations and affairs as described above, and GLDI's obligations set forth under the subsection entitled "F. Confidentiality" below, from and after the date of this Agreement and through the Termination Date, without the prior written consent of the other parties:

         1. except as otherwise contemplated by this Agreement and as required by Quentra's obligations as a debtor-in-possession under Chapter 11 of the Bankruptcy Code, each of Quentra, HomeAccess, HAT and the Conrads shall refrain from taking any action, directly or indirectly, to encourage, initiate or engage in any discussions or negotiations with, or provide any information to, any person or entity, other than GLDI and its representatives, concerning (a) any issuance, sale, exchange or purchase of securities of HomeAccess or HAT, (b) any merger, consolidation, sale, lease or exchange of all or substantially all of the assets, or reorganization or recapitalization, involving HomeAccess or HAT, or (c) any other transaction not in the ordinary and usual course of business of HomeAccess or HAT.

         2. except as otherwise contemplated by this Agreement, HomeAccess shall not, and Quentra shall not permit HomeAccess to, directly or indirectly, (a) enter into any agreement to issue, sell, exchange or purchase any securities of HomeAccess or warrants, options, calls, convertible securities or other rights to purchase securities of HomeAccess or issue, sell, exchange or purchase any securities of HomeAccess or warrants, options, calls, convertible securities or other rights to purchase securities of HomeAccess, (b) enter into any agreement to merge or consolidate with any person or entity or merge or consolidate with any person or entity, (c) enter into any agreement to sell, lease or exchange all or substantially all of its assets or sell, lease or exchange all or substantially all of its assets, (d) enter into any agreement to reorganize or recapitalize or reorganize or recapitalize, or (e) enter into any agreement to engage in any transaction not in the ordinary and usual course of business or engage in any transaction not in the ordinary and usual course of business.

         3. HomeAccess shall not, and Quentra shall not permit HomeAccess to, directly or indirectly, enter into any agreement to pledge, grant a security interest in, hypothecate or otherwise encumber all or substantially all of its assets and properties or pledge, grant a security interest in, hypothecate or otherwise encumber all or substantially all of its assets and properties, except to the extent that any of such assets and properties are subject to a bona fide pledge, security interest, mortgage, lien or encumbrance to a third party on the date of this Agreement and except to GLDI to secure a loan approved by the Bankruptcy Court.

         4. HomeAccess shall not, and Quentra shall not permit HomeAccess to, directly or indirectly, amend, modify or terminate any provision of the Certificate of Incorporation or Bylaws of HomeAccess.

         5. HomeAccess shall not, and Quentra shall not permit HomeAccess to, directly or indirectly, enter into any agreement to amend, modify, terminate, sell, exchange, pledge, grant a security interest in, hypothecate or otherwise encumber any of its rights in that certain License Agreement dated as of October 19, 2000 by and between HomeAccess and HAT (the "License Agreement") or amend, modify, terminate, sell, exchange, pledge, grant a security interest in, hypothecate or otherwise encumber any of its rights in the License Agreement, except to GLDI to secure a loan approved by the Bankruptcy Court.

         6. HAT shall not, and the Conrads shall not permit HAT to, directly or indirectly, enter into any agreement to amend, modify, terminate, sell, exchange, pledge, grant a security interest in, hypothecate or otherwise encumber any of its rights in the License Agreement or amend, modify, terminate, sell, exchange, pledge, grant a security interest in, hypothecate or otherwise encumber any of its rights in the License Agreement.

         7. Quentra shall not, directly or indirectly, enter into any agreement to amend, modify, terminate, sell, exchange, pledge, grant a security interest in, hypothecate or otherwise encumber any of its rights in the Option Agreement or amend, modify, terminate, sell, exchange, pledge, grant a security interest in, hypothecate or otherwise encumber any of its rights in the Option Agreement.

F.       Confidentiality
         ---------------

         Each of Quentra and GLDI acknowledges that it has previously executed and delivered to the other a confidentiality letter dated November 15, 1999. Each of Quentra and GLDI shall hold all data and information obtained with respect to Quentra, HomeAccess and HAT and GLDI, as the case may be, in confidence in accordance with such confidentiality letter; provided, however, that Quentra may make such disclosures as are deemed necessary by outside legal counsel to Quentra for a debtor-in-possession under Chapter 11 of the Bankruptcy Code. If such disclosure is deemed necessary by outside legal to Quentra, then Quentra shall give GLDI reasonable prior notice thereof.

G.       Public Announcements
         --------------------

         Quentra and GLDI shall consult with one another before issuing, and shall provide one another with the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement. Neither Quentra nor GLDI shall issue any press release or other public statement prior to such consultation, except as may be required by applicable law, judicial or administrative process or obligations imposed pursuant to any listing agreement with a stock exchange or the National Association of Securities Dealers, Inc.

H.       Topping Provisions
         ------------------

         1. If there shall occur a breach or violation by Quentra or HomeAccess of any of their covenants and agreements set forth in subsection E of the section entitled "II. Certain Covenants of the Parties," above, then Quentra and HomeAccess shall be liable to GLDI, and shall immediately pay to GLDI, an amount in cash or other immediately available funds equal to the sum of (i) the reasonable documented out-of-pocket expenses (including without limitation fees and expenses of legal counsel, accountants and investment bankers) actually incurred by GLDI in connection with the investigations, reviews, audits, negotiations, discussions, preparation of agreements and documents (including without limitation this Agreement) and other actions taken by or on behalf of GLDI as contemplated by this Agreement and (ii) $250,000.

         2. Each of Quentra and HomeAccess acknowledges that the provisions contained in this subsection entitled "H. Topping Provisions" are an integral part of the agreements of the parties and that, without these provisions, GLDI would not execute and deliver this Agreement. Accordingly, if Quentra or HomeAccess fails to pay any amount pursuant to this subsection entitled "H. Topping Provisions" when required to do so, then Quentra and HomeAccess shall be liable to GLDI for, and shall pay to GLDI, the full amount of GLDI's reasonable costs and expenses (including without limitation reasonable fees and expenses of legal counsel) incurred in connection with all efforts (including suit or other adversary proceeding) to collect any amounts which may become due and payable pursuant to this subsection entitled "H. Topping Provisions," together with interest computed on any amounts due and payable pursuant hereto (computed from the date when such amounts were initially due and payable) at the prime rate of interest announced from time to time by Citibank, N.A.

         3. GLDI represents and acknowledges that the damages payable to it as set forth in this subsection entitled "H. Topping Provisions," is GLDI's sole and exclusive remedy for the breach or non-compliance by Quentra or HomeAccess with their obligations hereunder, including the exclusivity provisions set forth in the subsection entitled "E. Exclusivity," above.

         4. Any amount which may become payable by Quentra and HomeAccess to GLDI in connection with any loan approved by the Bankruptcy Court shall be in addition to any amount which may become payable by them to GLDI pursuant to this subsection entitled "H. Topping Provisions."

I.       Termination of Agreement and Plan of Merger
         -------------------------------------------

         Quentra, Coyote-GLD Acquisition, Inc., a Florida corporation ("Acquisition"), and GLDI have previously entered into an Agreement and Plan of Merger dated as of May 1, 2000 (the "Initial Agreement"). The Initial Agreement was amended and modified by a First Amendment to Agreement and Plan of Merger dated as of July 31, 2000 (the "First Amendment"). The Initial Agreement and the First Amendment are hereinafter collectively referred to as the "Merger Agreement."
         GLDI has previously terminated the Merger Agreement. Quentra and Acquisition release and discharge GLDI, and GLDI releases and discharges Quentra and Acquisition, from all liabilities, claims and actions arising from the execution, delivery and performance of the Merger Agreement.

J.       Indemnification
         ---------------

         Quentra and HomeAccess shall indemnify and hold harmless GLDI and its directors, officers, employees and agents from and against the full amount of any and all claims, demands, actions and proceedings brought against any of them by any creditor, noteholder, supplier, vendor or stockholder of Quentra or HomeAccess , or any other third party engaged in any relationship with Quentra or HomeAccess, based upon any matter arising out of or related in any manner to this Agreement.


                          III. Miscellaneous Provisions
                               ------------------------

A.       Governing Law
         -------------

         The provisions of this Agreement shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of Florida, without giving effect to the principles of conflicts of law thereof.

B.       Entire Agreement
         ----------------

         This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and arrangements, both oral and written, among the parties with respect to such subject matter. This Agreement may not be amended or modified in any manner, except by a written instrument executed by each of the parties.

C.       Benefits; Binding Effect
         ------------------------

         This Agreement shall be for the benefit of, and shall be binding upon, the parties and their respective heirs, personal representatives, executors, legal representatives, successors and assigns.

D.       Severability
         ------------

         The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law. If any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, then, in any such event, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

E.       Waiver
         ------

         The waiver by any party of a breach or violation of any provision of this Agreement by any other party shall not operate nor be construed as a waiver of any subsequent breach or violation, nor as a waiver by any other party of such breach or violation, nor as a waiver by any other party of any subsequent breach or violation. The waiver by any party to exercise any right or remedy it, he or she may possess shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation, nor as a bar to the exercise of any right or remedy by any other party.

F.       Headings
         --------

         The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

 G.      Counterparts
         ------------

         This Agreement may be executed in any number of counterparts and by the separate parties in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to constitute the one and the same instrument.

H.       Exclusivity Regarding HAT
         -------------------------

         If there shall occur a breach or violation by HAT or the Conrads of any of their covenants and agreements set forth in subsection E of the section entitled "II. Certain Covenants of the Parties," above, then HAT and the Conrads shall be liable to GLDI, and shall immediately pay to GLDI, an amount in cash or other immediately available funds equal to the sum of (i) the reasonable documented out-of-pocket expenses (including without limitation fees and expenses of legal counsel, accountants and investment bankers) actually incurred by GLDI in connection with the investigations, reviews, audits, negotiations, discussions, preparation of agreements and documents (including without limitation this Agreement) and other actions taken by or on behalf of GLDI as contemplated by this Agreement and (ii) $250,000.

I.       Bankruptcy Court Approval
         -------------------------

         This Agreement shall be subject to the approval of the Bankruptcy Court. If the Bankruptcy Court shall fail for any reason to approve this Agreement, then this Agreement shall be null and void ab initio, and no party shall have any liability to any other party by reason of its, his or her execution and delivery hereof.


         If this Agreement sets forth our mutual agreement, please execute a copy of it in the appropriate space below and return it to GLDI.


                                        Sincerely,

                                        GROUP LONG DISTANCE, INC.



                                        By /s/ Glenn S. Koach
                                           -------------------------------
                                               Glenn S. Koach, President



         The provisions of the foregoing Agreement are accepted and agreed to on February 20, 2001.


QUENTRA NETWORKS, INC.                  HOMEACCESS MICROWEB, INC.



By /s/ Bruce Ballenger                  By /s/ Bruce Ballenger
   -------------------------------         -------------------------------
       Bruce Ballenger,                        Bruce Ballenger, Director
       Chief Executive Officer



HA TECHNOLOGY, INC.                     COYOTE-GLD ACQUISITION, INC.



By /s/ Jerry Conrad                     By /s/ Timothy Atkinson
   ------------------------------          -------------------------------
       Jerry Conrad, President                 Timothy G. Atkinson, President




   /s/ Jerry Conrad                        /s/ Barbara Conrad
   -------------------------------         -------------------------------
       Jerry Conrad                            Barbara Conrad

                                    Exhibit A

                            Group Long Distance, Inc.

                              Articles of Amendment
                                    Creating
                            Series A Preferred Stock
                            ------------------------

         1. Creation. Pursuant to the applicable provisions of the Florida Business Corporation Act and Article VII of the Amended and Restated Articles of Incorporation of Group Long Distance, Inc., a Florida corporation (the "corporation"), the Board of Directors of the corporation creates and establishes a series of Preferred Stock, no par value per share, which shall be designated "Series A Preferred Stock." The corporation may issue up to an aggregate of Two Hundred Thousand (200,000) shares of Series A Preferred Stock.

         2. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 2 shall have, for all purposes hereof, the respective meanings hereinafter set forth:

            (a) Common Stock. The term "Common Stock" shall mean all shares now or hereafter authorized of any class of common stock of the corporation and any other stock of the corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets of the corporation without limit as to the per share amount.

            (b) Issue Date. The term "Issue Date" shall mean the date that shares of Series A Preferred Stock are first issued by the corporation.

            (c) Junior Stock. The term "Junior Stock" shall mean the Common Stock and any other class or series of stock of the corporation authorized or created after the Issue Date not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the corporation until the Series A Preferred Stock shall have received the entire amount to which such Series A Preferred Stock is entitled upon any such liquidation, dissolution or winding up.

            (d) Parity Stock. The term "Parity Stock" shall mean any class or series of stock of the corporation authorized or created after the Issue Date entitled to receive assets upon the liquidation, dissolution or winding up of the corporation on a parity with the Series A Preferred Stock.

            (e) Senior Stock. The term "Senior Stock" shall mean any class or series of stock of the corporation authorized or created after the Issue Date ranking senior to the Series A Preferred Stock in respect of the right to participate in any distribution of the assets of the corporation upon the liquidation, dissolution or winding up of the affairs of the corporation.

         3. Dividends. The holders of the Series A Preferred Stock shall not be entitled to be paid any dividends on their shares of Series A Preferred Stock by the corporation.

         4. Distributions Upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series A Preferred Stock shall be entitled to be paid Twenty Dollars ($20.00) per share, and no more, in cash. If, after the distribution to the holders of any Senior Stock of the full amounts to which they are entitled, such payment shall have been made in full to the holders of the Series A Preferred Stock and to the holders of any Parity Stock, then the remaining assets and funds of the corporation shall be distributed among the holders of Junior Stock according to their respective shares. If, upon any such liquidation, dissolution or other winding up of the affairs of the corporation, the net assets of the corporation distributable among the holders of all outstanding shares of Series A Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of Series A Preferred Stock and of any Parity Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled.

         Neither the consolidation or merger of the corporation into or with another corporation or corporations, or entity or entities, nor the sale of all or substantially all of the assets of the corporation shall be deemed a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this Section 4.

         5.       Redemption.
                  ----------

                  (a) The corporation may, at the option of the Board of Directors, call at any time and from time to time after the date which is one year from and after the Issue Date for the redemption of any or all of the outstanding shares of Series A Preferred Stock, if, as and when funds are legally available for such purpose, at a redemption price of Twenty Dollars ($20.00) per share, and no more.

                  (b) Notice of any proposed redemption of the Series A Preferred Stock shall be sent by or on behalf of the corporation, by first class mail to the holders of record of the shares of Series A Preferred Stock at their respective addresses as they shall appear on the records of the corporation, not less than thirty day prior to the redemption date fixed in such notice. The rights of the holders of shares of Series A Preferred Stock whose shares are redeemed shall expire and terminate on such redemption date.

         6.       Conversion.
                  ----------

                  (a) Each and every share of Series A Preferred Stock may, at the option of the holder thereof, at any time and from time to time after the date which is one year from and after the Issue Date be converted into ten shares of Common Stock.

                  (b) The number of shares of Common Stock into which the shares of Series A Preferred Stock shall be convertible shall be subject to adjustment from time to time as follows:

                      (i) If, at any time after the Issue Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in the number of outstanding shares of Common Stock.

                      (ii) If, at any time after the Issue Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in the number of outstanding shares of Common Stock.

                      (iii) In case, at any time after the Issue Date, of any capital reorganization, or any reclassification of the stock of the corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another entity (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all of the properties and assets of the corporation as an entirety to any person or other entity, each share of Series A Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such share of Series A Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this Section 6(b)(iii) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

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                  (c) Whenever the number of shares of Common Stock into which the Series A Preferred Stock may be converted is adjusted as provided in Section 6(b) hereof, the corporation shall forthwith file, at the office of corporation or any transfer agent designated by the corporation for the Series A Preferred Stock, a statement, signed by its Chief Financial Officer, showing in detail the facts requiring such adjustment and the new number of shares of Common Stock into which each share of Series A Preferred Stock may be converted. The corporation shall also cause a copy of such statement to be sent by first-class certified mail, return receipt requested, postage prepaid, to each holder of shares of Series A Preferred Stock at such person's address appearing on the corporation's records.

                  (d) A holder of shares of Series A Preferred Stock may, at any time and from time to time after the date which is one year from and after the Issue Date, convert all or a portion of his shares of Series A Preferred Stock into shares of Common Stock by the delivery of written notice to such effect to the corporation, together with the certificate or certificates representing the shares of Series A Preferred Stock to be so converted and appropriately endorsed forms of assignment. As soon as practicable after its receipt of all necessary documents properly endorsed, the corporation shall issue, or cause to be issued, one or more certificates representing the shares of Common Stock.

                  (e) The corporation shall at all times after the date which is one year from and after the Issue Date reserve out of its authorized but unissued shares of Common Stock or the shares of Common Stock held in its treasury an adequate number of shares so as to permit the conversion of all of the issued and outstanding shares of Series A Preferred Stock in accordance with the provisions of this Section 6.

                  (f) All shares of Common Stock which may be issued in connection with a conversion pursuant to this Section 6 will, upon issuance by the corporation, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all liens, encumbrances or charges with respect thereto.

         7. Voting. Except as may otherwise be required by applicable law, shares of Series A Preferred Stock shall not have any voting rights.

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         8.       Exclusion of Other Rights. Except as may otherwise be required by applicable law, shares of Series A Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth in these articles of amendment (and as these articles of amendment may be amended from time to time) and in the Articles of Incorporation. Shares of Series A Preferred Stock shall have no preemptive or subscription rights.

         9. Headings. The headings of the various sections and subsection hereof are for convenience of reference only, and shall not affect the meaning or interpretation of any of the provisions hereof.

         10. Severability. If any power, preference, right or limitation of the Series A Preferred Stock set forth in these articles of amendment (and as these articles of amendment may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then all other powers, preferences, rights and limitations set forth in these articles of amendment (and as so amended) which can be given effect without the invalid, unlawful or unenforceable power, preference, right or limitation shall, nevertheless, remain in full force and effect, and no power, preference, right or limitation herein set forth shall be deemed dependent upon any other such power, preference, right or limitation unless so expressed herein.

         11. Status of Reacquired Shares. Shares of Series A Preferred Stock which have been issued and reacquired by the corporation in any manner shall (upon compliance with any applicable provisions of law) have the status of authorized and unissued shares of Preferred Stock, issuable in series, undesignated as to series, and may be redesignated and reissued.

         12. Adoption of Amendment. This Amendment to the Articles of Incorporation of the corporation was duly adopted by the Board of Directors of the corporation on ________________, 2001. Pursuant to the provisions of Section
607.0602 of the Florida Statutes and Article VII of the Amended and Restated Articles of Incorporation of the corporation, approval of the shareholders of the corporation is not required.


         IN WITNESS WHEREOF, this instrument has been executed by the undersigned director of the corporation on _________________, 2001.



                                           -------------------------------
                                              Glenn S. Koach, Director

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